August 2011 Preliminary Terms No. 910 Registration Statement No. 333-156423 Dated July 29, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Buffered PLUS due October     , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi
Buffered Performance Leveraged Upside SecuritiesSM
The Buffered PLUS offer leveraged exposure to the performance of an equally-weighted basket of four emerging markets currencies relative to the U.S. dollar, while providing limited protection against a negative performance of the basket.  If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than –4% to –6% (to be determined on the pricing date), investors are exposed to the negative performance of the basket, subject to a minimum payment at maturity.  At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  At maturity, if the basket has depreciated and (i) if the basket performance is less than or equal to zero but greater than or equal to –4% to –6%, the Buffered PLUS will redeem for par or (ii) if the basket performance is less than –4% to –6%, investors will lose 1% for every 1% decline in the basket performance below the specified –4% to –6%.  Investors may lose up to 94% to 96% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August , 2011
Original issue date:	August , 2011 (3 business days after the pricing date)
Maturity date:	October , 2012
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting
	Brazilian real (“BRL”)	25%
	Russian ruble (“RUB”)	25%
	Indian rupee (“INR”)	25%
	Chinese renminbi (“CNY”)	25%
Payment at maturity:	• If the basket of currencies has strengthened relative to the U.S. dollar such that the basket performance is positive: $1,000 + leveraged upside payment

•  If the basket of currencies has remained unchanged or weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to –4% to –6% (to be determined on the pricing date):
$1,000

• If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than –4% to –6%: [$1,000 x (1 + basket performance)] + minimum payment at maturity

This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity be less than $40 to $60 per Buffered PLUS (to be determined on the pricing date).

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	None
Minimum payment at maturity:	$40 to $60 per Buffered PLUS (4% to 6% of the stated principal amount). The actual minimum payment at maturity will be determined on the pricing date.
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Key Terms—Reference source” on page 6.

Valuation date:	October , 2012, subject to adjustment for non-currency business days.
CUSIP / ISIN:	617482SB1 / US617482SB13
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of           % for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Currency-Linked PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The Buffered PLUS due October    , 2012 Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar (the “Buffered PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of four emerging markets currencies (the “basket”) relative to the U.S. dollar.

If the basket as a whole has strengthened relative to the U.S. dollar on the valuation date such that the basket performance is positive, the investment will return the stated principal amount plus 200% of the positive basket performance (e.g. a basket performance of 5% will return 100% of principal plus an additional $100 per Buffered PLUS at maturity).

If the basket has remained unchanged or has weakened such that the basket performance is zero or negative but greater than or equal to –4% to –6% (to be determined on the pricing date), the payment at maturity will equal the stated principal amount of $1,000 per Buffered PLUS.

If the basket has weakened such that the basket performance is less than –4% to –6%, the payment at maturity will be an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $40 to $60 (to be determined on the pricing date).

The Buffered PLUS do not pay interest, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 14 months
Leverage factor:	200%
Payment at maturity:	(i) If the basket performance is positive: $1,000 + leveraged upside payment
(ii) If the basket performance is zero or negative but greater than or equal to –4% to –6%: $1,000
(ii) If the basket performance is less than –4% to –6%: [$1,000 x (1 + basket performance)] + minimum payment at maturity
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $40 to $60 per Buffered PLUS.
Basket performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:

[1 – (final exchange rate / initial exchange rate)] x weighting

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3.”

Maximum payment at maturity:	None
Minimum payment at maturity:	$40 to $60 per Buffered PLUS (4% to 6% of the stated principal amount). The actual minimum payment at maturity will be determined on the pricing date.
Interest:	None

August 2011	Page 2

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is an equally-weighted basket of four emerging markets currencies.

Basket Information as of July 26, 2011
Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	25%	# BRL / 1 USD
Russian ruble (“RUB”)	25%	# RUB / 1 USD
Indian rupee (“INR”)	25%	# INR / 1 USD
Chinese renminbi (“CNY”)	25%	# CNY / 1 USD

Historical Basket Performance January 1, 2006 to July 26, 2011

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2006 through July 26, 2011 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the leverage factor, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

August 2011	Page 3

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

       Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.50.

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.50.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the Buffered PLUS effectively limits the contribution of each basket currency to 100% but does not limit the downside.

➢  In the example below, the Brazilian real strengthens from the initial exchange rate of 1.50 to the final exchange rate of 1.35, resulting in the currency performance of 1 – (1.35 / 1.50) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	1.35

➢  In the example below, the Brazilian real weakens from the initial exchange rate of 1.50 to the final exchange rate of 2.25, resulting in the currency performance of 1 – (2.25 / 1.50) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	2.25

➢ In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.50 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 1.50) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

➢ In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.50 to the final exchange rate of 9.00, resulting in the currency performance of 1 – (9.00 / 1.50) = –500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	9.00

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that you could lose your entire initial investment in the Buffered PLUS.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

August 2011	Page 4

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the Buffered PLUS to gain exposure to the basket currencies.

The Buffered PLUS offer 200% leveraged upside on any positive basket performance and provide a buffer against a negative basket performance of –4% to –6% (to be determined on the pricing date).  If the basket performance is less than –4% to –6%, you will receive at maturity an amount that is less than the stated principal amount of $1,000, but under no circumstances will the payment due at maturity be less than the minimum payment at maturity of $40 to $60 per Buffered PLUS (to be determined on the pricing date).

Leveraged Performance	▪ The Buffered PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket.
Access	▪ Exposure to an equally-weighted basket of four emerging markets currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.
Payment Scenario 1	▪ The basket performance is positive and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the positive basket performance.
Payment Scenario 2	▪ The basket performance is zero or negative but greater than or equal to –4% to –6% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
▪  The basket performance is less than –4% to –6% and, at maturity, the Buffered PLUS redeem for an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $40 to $60.  (Example: if the basket performance is –30%, the Buffered PLUS will redeem for $740 to $760.)

Summary of Selected Key Risks (see page 14)

▪	94% to 96% of the stated principal amount is at risk.

▪	No interest payments.

▪	The Buffered PLUS are subject to currency exchange risk.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the Buffered PLUS will be influenced by many unpredictable factors.

▪	Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS.

▪	Even though currencies trade around the clock, the Buffered PLUS will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

August 2011	Page 5

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment at maturity of only 4% to 6% (to be determined on the pricing date) of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation date.  Under no circumstances will the payment due at maturity on the Buffered PLUS be less than $40 to $60 per Buffered PLUS.  The Buffered PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2011	August , 2011 (3 business days after the pricing date)	October , 2012, subject to postponement as described below

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source
	Brazilian real (“BRL”)	25%	Reuters page “BRFR”
	Russian ruble (“RUB”)	25%	Reuters page “EMTA”
	Indian rupee (“INR”)	25%	Reuters page “RBIB”
	Chinese renminbi (“CNY”)	25%	Reuters page “SAEC”
Payment at maturity:	• If the basket of currencies has strengthened relative to the U.S. dollar such that the basket performance is positive: $1,000 + leveraged upside payment

•  If the basket of currencies has remained unchanged or weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to –4% to –6% (to be determined on the pricing date):

$1,000

• If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than –4% to –6%: [$1,000 x (1 + basket performance)] + minimum payment at maturity

This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity be less than $40 to $60 per Buffered PLUS (to be determined on the pricing date).

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero.

Please see “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on page 11 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	200%
Maximum payment at maturity:	None
Minimum payment at maturity:	$40 to $60 per Buffered PLUS (4% to 6% of the stated principal amount). The actual minimum payment at maturity will be determined on the pricing date.
Risk factors:	Please see “Risk Factors” beginning on page 14.

August 2011	Page 6

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.  See “General Terms of the PLUS—exchange rate” in the accompanying prospectus supplement for Currency-Linked PLUS.

Valuation date:	October , 2012, subject to adjustment for non-currency business days.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482SB1
ISIN:	US617482SB13
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although, under current law, the issuer intends to treat the Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Because the payment on the Buffered PLUS is linked to a basket of foreign currencies, it is likely that the Buffered PLUS will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the Buffered PLUS.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Buffered PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the Buffered PLUS is distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and

August 2011	Page 7

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of Buffered PLUS and the related lending transactions, provided that neither the issuer of the Buffered PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such

August 2011	Page 8

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical basket performances.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS

Leverage factor:	200%

Hypothetical minimum payment at maturity:	$50 per Buffered PLUS (5% of the stated principal amount)

How it works

■	If the basket performance is positive, investors will receive at maturity the $1,000 stated principal amount plus 200% of the positive basket performance.

■	If the basket performance is zero or negative but greater than or equal to –4% to –6%, investors will receive at maturity the $1,000 stated principal amount.

■
If the basket performance is less than –4% to –6%, investors will receive at maturity an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $40 to $60.

■	If the basket performance is –40%, investors would lose 34% to 36% of their principal and receive only $640 to $660 per Buffered PLUS at maturity, or 64% to 66% of the stated principal amount.

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Hypothetical Payouts on the Buffered PLUS at Maturity

Below are three examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.386	10%
RUB	25%	27.51	24.759	10%
INR	25%	44.18	39.762	10%
CNY	25%	6.44	5.796	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  x  25%, plus
[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  x  25%, plus
[1 – (Final INR exchange rate / Initial INR exchange rate)]  x  25%, plus
[1 – (Final CNY exchange rate / Initial CNY exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.386 / 1.54)] x 25% = 2.5%, plus
[1 – (24.759 / 27.51)] x 25% = 2.5%, plus
[1 – (39.762 / 44.18)] x 25% = 2.5%, plus
[1 – (5.796 / 6.44)] x 25% = 2.5%

Basket performance	=	10%

Payment at maturity	=	$1,000 + leveraged upside payment

	=	$1,000 + ($1,000 x basket performance x leverage factor)

	=	$1,000 + ($1,000 x 10% x 200%)

	=	$1,200

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per Buffered PLUS will be $1,200, or the stated principal amount of $1,000 plus the leveraged upside payment of $200.

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Buffered Performance Leveraged Upside SecuritiesSM

Example 2:  The basket performance is zero or negative but greater than or equal to –4% to –6%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.463	5%
RUB	25%	27.51	30.261	–10%
INR	25%	44.18	48.598	–10%
CNY	25%	6.44	6.2468	3%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.463 / 1.54)] x 25% = 1.25%, plus
[1 – (30.261 / 27.51)] x 25% = –2.50%, plus
[1 – (48.598 / 44.18)] x 25% = –2.50%, plus
[1 – (6.2468 / 6.44)] x 25% = 0.75%
Basket performance	=	–3%

Payment at maturity	=	$1,000

Because the basket performance is negative but not less than –4% to –6%, the payment at maturity will equal the $1,000 stated principal amount.

Example 3:  The basket performance is less than –4% to –6%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	0.001	99.999%
RUB	25%	27.51	137.55	–400.000%
INR	25%	44.18	0.001	99.999%
CNY	25%	6.44	0.001	99.999%

[1 – (0.001 / 1.54)] x 25% = 25%, plus
[1 – (137.55 / 27.51)] x 25% = –100%, plus
[1 – (0.001 / 44.18)] x 25% = 25%, plus
[1 – (0.001 / 6.44)] x 25% = 25%

Basket performance	=	–25%

Payment at maturity	=	[$1,000 x (1 + basket performance)] + minimum payment at maturity

	=	$750 + minimum payment at maturity of $40 to $60

	=	$790 to $810

Because the basket performance is less than –4% to –6%, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $40 to $60.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the Buffered PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though three of the four basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the serious devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies and the investor loses 19% to 21% of its initial investment.

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Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

Currency performance value  = [1 – (final exchange rate / initial exchange rate)] x weighting

If the basket performance is zero or negative but greater than or equal to –4% to –6%:

$1,000

If the basket performance is less than –4% to –6%:

[$1,000   x   (1  +  basket performance)] + minimum payment at maturity

The payment at maturity in this scenario will be less than the stated principal amount.  However, under no circumstances will the payment due at maturity be less than the minimum payment at maturity.
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Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The Buffered PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Buffered PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the Buffered PLUS and the suitability of such Buffered PLUS in light of your particular circumstances.  The Buffered PLUS are not secured debt and investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the Buffered PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus.  You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

▪
Buffered PLUS do not pay interest and provide for a minimum payment at maturity of only 4% to 6% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that they do not pay interest and provide for a minimum payment at maturity of only 4% to 6% (to be determined on the pricing date) of the stated principal amount.  Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the Buffered PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than –4% to –6%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity.

▪
The Buffered PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the Buffered PLUS.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor could lose a significant amount or all of its initial investment.  For an explanation of this possibility and how the currency performance is calculated, see “How

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Buffered Performance Leveraged Upside SecuritiesSM

Does the Currency Performance Formula Work?” on page 4 and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3” on page 11.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 19 below and “Basket Overview” on page 3 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the Buffered PLUS.  If the basket performance is less than –4% to –6%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the Buffered PLUS.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the Buffered PLUS more than any other single factor.  Other factors that may influence the value of the Buffered PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the Buffered PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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Buffered Performance Leveraged Upside SecuritiesSM

▪
Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The Buffered PLUS are linked to the performance of a basket consisting of four emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the Buffered PLUS.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for Currency-Linked PLUS.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Buffered PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the Buffered PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

▪
Even though currencies trade around the clock, the Buffered PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the Buffered PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Buffered PLUS.  The possibility of these movements should be taken into account in relating the value of the Buffered PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the Buffered PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding

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tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Buffered PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the Buffered PLUS  is distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
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Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2006 through July 26, 2011.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2006 through July 26, 2011.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the Buffered PLUS so that you will receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.

BRL (#BRL / USD)	High	Low	Period End
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2738	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter	1.6362	1.5621	1.5633
Third Quarter (through July 26, 2011)	1.5791	1.5391	1.5391

Brazilian real January 1, 2006 through July 26, 2011 (expressed as units of BRL per USD)

August 2011	Page 19

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

RUB (# RUB / USD)	High	Low	Period End
2006
First Quarter	28.7414	27.6651	27.7050
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter	32.7668	29.9967	30.0154
Fourth Quarter	30.8339	28.6880	30.0350
2010
First Quarter	30.4861	29.1362	29.4205
Second Quarter	31.8000	28.9194	31.2095
Third Quarter	31.2763	29.6850	30.5350
Fourth Quarter	31.4755	29.7325	30.5370
2011
First Quarter	30.6412	28.1741	28.3821
Second Quarter	28.5023	27.2763	27.8693
Third Quarter (through July 26, 2011)	28.2961	27.5101	27.5101

Russian ruble January 1, 2006 through July 26, 2011 (expressed as units of RUB per USD)

August 2011	Page 20

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

INR (# INR / USD)	High	Low	Period End
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6013	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter	47.7550	46.0912	46.5250
2010
First Quarter	46.8112	44.9175	44.9175
Second Quarter	47.6963	44.2938	46.4500
Third Quarter	47.3638	44.9450	44.9450
Fourth Quarter	45.9350	44.1050	44.7050
2011
First Quarter	45.9050	44.5850	44.5850
Second Quarter	45.3325	44.0769	44.6981
Third Quarter (through July 26, 2011)	44.7113	44.1850	44.1850

Indian rupee January 1, 2006 through July 26, 2011 (expressed as units of INR per USD)

August 2011	Page 21

Buffered PLUS due October      , 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM

CNY (# CNY / USD)	High	Low	Period End
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3037	7.3037
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8872	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter	6.8373	6.8192	6.8305
Third Quarter	6.8362	6.8259	6.8264
Fourth Quarter	6.8311	6.8233	6.8271
2010
First Quarter	6.8339	6.8256	6.8259
Second Quarter	6.8333	6.7818	6.7818
Third Quarter	6.8108	6.6873	6.6921
Fourth Quarter	6.6917	6.6070	6.6070
2011
First Quarter	6.6350	6.5483	6.5612
Second Quarter	6.5477	6.4634	6.4639
Third Quarter (through July 26, 2011)	6.4721	6.4419	6.4419

Chinese renminbi January 1, 2006 through July 26, 2011 (expressed as units of CNY per USD)

August 2011	Page 22